Exhibit 99.1

Titan Pharmaceuticals, Inc.

Company:	Media/Investors:
Robert Farrell	Jonathan Fassberg
Executive Vice President & CFO	The Trout Group
650-244-4990	212-477-9077

FOR IMMEDIATE RELEASE

TITAN ADDS DR. MARC RUBIN TO EXECUTIVE

MANAGEMENT TEAM AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

South San Francisco, CA – September 26, 2007 – Titan Pharmaceuticals, Inc. (AMEX: TTP) today announced that Dr. Marc Rubin, M.D. will join Titan as President and Chief Executive Officer starting October 1, 2007. Dr. Rubin will also be a member of the Board of Directors.

Dr. Rubin was formerly the Head of Global Research and Development for Bayer Schering Pharma, and a member of the Executive Committee of Bayer Healthcare and the Board of Management of Bayer Schering Pharma.

Dr. Louis R. Bucalo, Titan’s founder and current Chairman, President and Chief Executive Officer, who led the recruitment of Dr. Rubin, will continue as Chairman of the Company.

“We are very pleased to have Marc join Titan as President and CEO”, stated Dr. Bucalo. “Marc’s 18 years of industry experience and record of success in pharmaceutical development make him an exceptional industry leader, and an outstanding person to lead Titan forward to future achievements. Titan’s several products in development, including iloperidone which completed Phase III testing for schizophrenia, Probuphine® in Phase III testing for opiate addiction, and Spheramine® in Phase IIb testing for advanced Parkinson’s disease, as well as our other products in earlier stage development, provide a strong foundation for future growth. I and our Board of Directors have great confidence that Marc, together with our management team, will continue to drive our company forward to a successful future”.

“I am delighted to join Titan and help lead the company forward”, stated Dr. Rubin. “Titan is poised to enter an exciting phase and has built an excellent platform for future growth. With innovative programs spanning early and late stage development, we have a tremendous opportunity to provide significant advances in innovative new therapeutics”.

Prior to his position at Bayer Schering Pharma, Dr. Rubin, was a Member of the Executive Board and President of Development for Schering AG, as well as Chairman of Schering Berlin Inc. and President of Berlex Pharmaceuticals, a division of Schering AG. His position included responsibility for 3 Global Business Units.

Before joining Schering AG, Dr. Rubin held several positions of increasing responsibility at GlaxoSmithKline, with development as well as commercial responsibility. There he had oversight of the development, approval and commercial strategy for numerous pioneering programs.

Dr. Rubin received his MD from Cornell University Medical College in 1980, and completed his Internship and Residency at The Johns Hopkins Hospital, and subspecialty training at the National Institutes of Health.

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (AMEX: TTP) is a biopharmaceutical company focused on the development and commercialization of novel treatments for central nervous system disorders, cardiovascular disease, bone disease and other disorders. Titan’s products in development utilize novel technologies that have the potential to significantly improve the treatment of these diseases. Titan also establishes partnerships with government institutions and other leading pharmaceutical development companies. For more information, please visit the Company’s website at www.titanpharm.com.

The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company’s development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and the Company’s ability to obtain additional financing. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

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